EXHIBIT 99.1

Contact:
Pippa Isbell	Kal Goldberg
Vice President, Corporate Communications	Financial Dynamics
Tel: +44 20 7921 4065	Tel: +1 212 850 5731
E: pippa.isbell@orient-express.com	E: kal.goldberg@fd.com

ORIENT-EXPRESS HOTELS TO HOLD SPECIAL SHAREHOLDER MEETING

HAMILTON, Bermuda, September 12, 2008 – Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 51 luxury hotels, restaurants, tourist trains and river cruise businesses operating in 25 countries, announced today that it plans to hold a special shareholder meeting on October 10, 2008 to address a requisition by shareholders DE Shaw and SAC Capital that the Company (1) amend its bye-laws to treat class B shares as “treasury shares” under Bermuda law which would have the consequence (amongst others) that the Class B shares held by Orient-Express Holdings 1 Ltd would lose their right to vote and (2) cancel its class B shares.

The Board of Orient-Express Hotels Ltd has serious doubts concerning the validity of the purported requisition.  Nevertheless, in order to avoid a potentially protracted and expensive dispute, Orient-Express Hotels has determined to convene a special meeting to vote on the proposals from these shareholders.

The Board of Directors of Orient-Express Hotels Ltd believes that these proposals are contrary to the best interests of the Company and will recommend that shareholders vote against the resolutions.

The Board of Directors of Orient-Express Holdings 1 Ltd., the owner of all class B common shares of the Company, has adopted a resolution to vote all of its shares against the proposed resolutions at any special meeting.

The Company’s governance and share structure has been clearly described for the entire investment community since the Company’s IPO in 2000.  Accordingly, all investors reading the Company’s public filings have had clear disclosure of the Company’s structure readily available to them.  The Company therefore believes this special meeting is an expensive and unproductive exercise.

The Board of Directors and management of Orient-Express Hotels Ltd are confident that the Company’s strategy as regularly outlined to investors is the best path to achieve long-term shareholder value.  The Company continues to execute the key components of this plan by managing its portfolio to increase total revenue; expanding its business both organically and through strategic acquisitions; further developing its real estate in appropriate market conditions, and continuing to build its strong brands.

About Orient-Express Hotels
Orient-Express Hotels is a hotel and travel company focused on the luxury end of the leisure market with many iconic and highly acclaimed properties.  Founded in 1976 when the company acquired the Hotel Cipriani in Venice, Orient-Express has grown to encompass 51 businesses, including 41 highly individual hotels across five continents, two restaurants, two river cruise operations and six tourist trains, including the fabled Venice Simplon-Orient-Express which operates through Europe, linking London, Paris and Venice.  Orient-Express chooses to own or part-own and manage its businesses, and continues to seek out unique properties with expansion potential and to introduce new experiences, restoring romance, glamour and style to international travel.

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